[SHIP]
                            [THE VANGUARD GROUP LOGO]

                     VANGUARD(R) CONVERTIBLE SECURITIES FUND
                          SUPPLEMENT TO THE PROSPECTUS

IMPORTANT CHANGE TO VANGUARD CONVERTIBLE SECURITIES FUND

FUND REOPENS TO EXISTING SHAREHOLDERS
Effective as of the close of business on March 23, 2005, Vanguard Convertible Securities Fund began accepting additional purchases from current shareholders. The Fund remains closed to new shareholders. Participants in certain retirement plans may continue to invest in accordance with the terms of their plans. There is no specific time frame for when the Fund may reopen to new shareholders.
     Vanguard Convertible Securities Fund may modify these transaction policies at any time without advance notice to shareholders.
     For more detailed information about the Fund's transaction policies, investors in nonretirement accounts and IRAs may call Vanguard's Investor Information Department at 800-662-7447. Participants in employer-sponsored retirement plans may call Vanguard Participant Services at 800-523-1188.




















(C) 2005 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor.                         PS82 032005